EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Top Image Systems (Asia Pacific) Pte. Ltd. (formerly known as Asiasoft Global Pte Ltd.)

We consent to the use of our report dated April 21, 2009, with respect to the consolidated statement of operations, stockholders' equity, and cash flows of Top Image Systems (Asia Pacific) Pte. Ltd. (a subsidiary of Top Image Systems Ltd.) for the year ended December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
KPMG LLP
Singapore
July 13, 2011